Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 332-8160 F - (212) 332-8161

www. lucbro.com

April 8, 2024
Castellum, Inc.
1934 Old Gallows Road, Suite 350
Vienna, VA 22182

RE:	Registration Statement on Form S-3
8,437,501 Shares of Common Stock of
Castellum, Inc., par value $0.0001 per share
Ladies and Gentlemen:
We are acting as counsel for Castellum, Inc., a Nevada corporation (the “Company”), in connection with the registration for resale from time to time by certain selling shareholders (the “Selling Shareholders”) named in the Prospectus (as defined below) of up to 8,437,501 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The Warrant Shares are issuable upon the exercise of warrants issued to the Selling Shareholders by the Company (the “Warrants”). The Warrant Shares are included in a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included in the Registration Statement (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2024.
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Warrant Shares. It is understood that the opinions set forth below are to be used only in connection with the offer while the Registration Statement is in effect.
In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company. We are opining herein as to the federal laws of the United States and Nevada Revised Statues of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance of the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Shareholders, and have been issued by the Company upon exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP

Lucosky Brookman LLP